EXHIBIT 99.1


PATRON SYSTEMS, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

BOULDER, CO May 24 /PRNewswire-FirstCall/ -- Patron Systems, Inc. ("Patron") (OTC Bulletin Board: PTRS - News), a leading provider of enterprise software to create, manage and share electronic forms and messages, announced its results for the quarter ending on March 31, 2006, as reported in the quarterly report on Form 10-QSB filed by Patron on May 22, 2006.

Revenues for the first quarter 2006 were $262,785 compared to $6,430 in the same period a year ago. Patron reported a net loss of $4,400,074 or $0.07 per share, in the quarter, compared to a net loss of $2,203,795 or $0.04 per share in the same period a year ago. The results for 2005 reflect the three acquisitions made in the first quarter of 2005 only for the period from the acquisition dates of February 25, 2005 (two acquisitions) and March 30, 2005 (one acquisition) to the end of the period March 31, 2005. The increased revenue in the first quarter of 2006 versus the same period in 2005 is principally due to the acquisitions completed in 2005 and new customer contracts. The increased loss in the first quarter of 2006 versus the same period in 2005 is principally due to the full quarter impact of the 2005 acquisitions, the settlement of outstanding litigation under the creditor and claimant liabilities restructuring, legal and professional fees associated with the year-end audit and the settlement of outstanding litigation. The increased loss also includes increased interest expense which is primarily related to increased borrowings in 2006 versus 2005, the amortization of deferred financing costs and the intrinsic value of a conversion option for bridge note holders that has been classified as interest expense.

During the three months ended March 31, 2006, Patron received new customer contracts and purchase orders totaling approximately $117,000. Revenues associated with new contract and purchase order bookings is typically recognized over time periods ranging from the current quarter to the upcoming 12 to 18 months.

During the period from April 1 to May 15, 2006, Patron received new customer contracts and purchase orders totaling nearly $472,000. These contracts include new software license agreements, purchase of additional registered users under existing license agreements, renewal of maintenance and support agreements and purchase of professional services.

About Patron Systems

Founded in 2002, Patron Systems markets a suite of Active Message Management(TM) products to address eform creation, capture, sharing, and data management in an industry standard format (GJXDM), as well as provide solutions for email policy management, email retention policies, archiving and eDiscovery, proactive email supervision, and protection of messages and their attachments in motion and at rest. Patron serves customers in highly regulated industries such as financial services, legal, public safety and law enforcement, healthcare, and
pharmaceuticals.       Further       information       is      available      at
http://www.patronsystems.com.


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Forward-Looking Statements

This release may contain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about Patron Systems' business, which are derived in part on assumptions of its management, and are not guarantees of future performance, as such performance is difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in forward-looking statements due to numerous factors. Such factors include, but are not limited to, the Company's ability to execute effectively its business plan and acquisition strategy, the Company's ability to secure working capital and/or equity capital to finance its operations, changes in the market for electronic message management solutions, changes in market activity, the development of new products and services, the enhancement of existing products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. These and other risks are described in the Company's filings with the Securities and Exchange Commission, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company assumes no obligation to update information concerning its expectations.

Patron Systems, and FormStream, are registered trademarks of Patron Systems Incorporated.

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Source: Patron Systems, Inc.